SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 5, 2007

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

331 East Evelyn Avenue

Mountain View, CA 94041

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 962-4000

Check the appropriate box below if the form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On February 5, 2007, Conceptus, Inc. (the “Company”) publicly disseminated a press release updating guidance regarding the financial results for fiscal years ended December 31, 2006 and December 31, 2007. The foregoing description is qualified in its entirety by reference to the Company’s Press Release dated February 5, 2007, a copy of which is attached hereto as Exhibit 99.1.

ITEM 8.01.   OTHER EVENTS.

On February 5, 2007, the Company publicly disseminated a press release updating guidance regarding the financial results for the fiscal years ended December 31, 2006 and December 31, 2007. The foregoing description is qualified in its entirety by reference to the Company’s Press Release dated February 5, 2007, a copy of which is attached hereto as Exhibit 99.1.

On February 5, 2007, the Company  issued a press release announcing its proposed offering of $75 million of convertible senior notes due 2027.  A copy of the press release is attached hereto as Exhibit 99.2.

In addition, the Company is filing this Report to provide updates of its business description and risk factors, as set forth below in this Item 8.01, which reflect recent developments. As used in this Form 8-K, except as otherwise stated or required by the context, references to “Conceptus,” “the Company,” “we,” “us,” “our” and similar terms refer to Conceptus, Inc.

BUSINESS

OUR COMPANY

We develop, manufacture and market the Essure® permanent birth control system, or Essure system, an innovative and proprietary medical device for women that was approved for marketing in the United States in November 2002 by the U.S. Food and Drug Administration, or FDA. The Essure system uses a soft and flexible micro-insert that is delivered into a woman’s fallopian tubes to provide permanent birth control by causing a benign tissue in-growth that blocks the fallopian tubes. A successfully placed Essure micro-insert and the subsequent tissue growth, prohibits the egg from traveling through the fallopian tubes and therefore prevents fertilization. The effectiveness rate of the Essure system is 99.74% after five years of follow-up.

OUR MARKET

Birth control use in the United States is prevalent among a majority of women of reproductive age, 15-44 years of age. According to the 2002 National Survey of Family Growth, or NSFG, conducted by the Centers for Disease Control and Prevention and the National Center for Health Statistics, which periodic survey provides the most current available statistics on reproductive health in the United States, an estimated 62% of the 61.6 million women of reproductive age in the United States use some form of birth control. The most common method of contraception in the United States among women using birth control, according to the NSFG, was permanent birth control, including tubal ligation and vasectomy, at 36%, followed by oral contraceptives at 31%, and the male condom at 18%. Among women aged 35-44 years that use some form of birth control, female sterilization was the leading method.

According to the NSFG, approximately 13.8 million women in the United States rely on permanent birth control methods, namely tubal ligation and vasectomy. Published reports estimate that 700,000 tubal ligation procedures are performed each year in the United States, and the prevalence increases with age and number of children. Approximately 89% of women in the United States who have had tubal ligation have two or more children, according to the NSFG. According to this same source, among the women in the United States who have had tubal ligation, approximately 70% are between the ages of 35 and 44. In addition, we estimate that there are approximately 400,000 vasectomy procedures performed each year in the United States.

In addition to permanent birth control procedures, the NSFG estimated that approximately 24.3 million women in the United States use temporary methods of birth control, such as oral contraceptives, condoms, implants, and injectables. Included in this group, according to the same source, are approximately 7.6 million women who have two or more children, which we believe makes them more likely to consider permanent forms of birth control. Furthermore, researchers in a 1999 article published in Family Planning Perspectives theorized that women may not be completely satisfied with long-term use of temporary methods of birth control. The Family Planning Perspectives article reported that 44% of women using temporary birth control change methods for a method-related reason within 12 months, increasing to 61% by 24 months. The NSFG reported the percentage of women who ever used a selected method of contraception and then discontinued the use of that method due to dissatisfaction. These results indicated that 29.2% discontinued the pill, 11.9% discontinued the male condom, 42.3% discontinued Depo-Provera, and 41.6% discontinued Norplant. From these groups, some women discontinued more than one method of birth control. The most common reason for discontinuation of hormonal methods was side effects. The most common reason for discontinuation of the male condom was the partner’s dissatisfaction with the method. For these reasons, we believe our market includes not only women who desire permanent birth control, but potentially also women who have completed childbearing but are using either temporary birth control methods or no birth control method at all because no viable non-incisional alternative to tubal ligation has been available until now.

Worldwide, there is a larger market for permanent birth control. The most current and available report on worldwide birth control statistics is the United Nations World Contraceptive Use 2005 report on birth control methods used by reproductive couples. According to the report, 61% of women aged 15-49 years were using a form of contraception. The report indicated that tubal ligation, the leading birth control method worldwide, was used by 21% of reproductive couples, followed by intrauterine devices, or IUDs, at 14%, and oral contraceptives at 8%.

OUR SOLUTION

We developed the Essure system in response to what we perceived as a market need for a permanent, less invasive and less costly alternative to tubal ligation.

The Essure system

The Essure system uses a soft and flexible micro-insert designed to be placed into each fallopian tube during a single procedure using a hysteroscope, an instrument that allows visual examination of the cervix and uterine cavity, and our minimally invasive tubal access delivery system. The delivery system is a disposable plastic handle with a thumb-wheel that is connected to our proprietary guidewire and catheter system. The micro-insert is constructed of a stainless steel inner coil, a dynamic outer coil made from a nickel titanium alloy, called Nitinol, and a layer of polyethylene terephthalate, or polyester fibers, wound between the inner and outer coils. All of these materials have been used in the body for a variety of different applications, including cardiovascular surgery, for many years. Nitinol, a shape-memory metal, has been used in cardiovascular and peripheral vascular stents. Polyester fiber, proven to promote tissue in-growth, has been used in a variety of other medical applications, including artificial heart valves and vascular grafts. Stainless steel has been used in numerous long-term medical applications.

The Essure system is currently being marketed in multiple countries. In the United States, we received FDA approval in November 2002 to market the Essure system. In Europe, we were given approval to affix the CE Mark to the Essure system in 2001, indicating that the Essure system is certified for sale throughout the European Union, subject to compliance with local regulations such as registration with health ministries and/or particular requirements regarding labeling or distribution. In Australia, the Essure system was listed with Australia’s Therapeutic Goods Administration in 1999, which allows us to market and sell the product throughout Australia. In Canada, we received clearance from Health Canada in November 2001 to market the Essure system throughout Canada. We market the Essure system in the United States through our direct sales force and internationally through our distributors in Canada and France, which cover Europe, the Middle East, Africa, Mexico, Central America and South America.

Market acceptance of the Essure system depends in part upon the availability of reimbursement within prevailing healthcare payment systems. We believe that physician advocacy of our product will be required to continue to obtain reimbursement. As of September 30, 2006, we have received positive reimbursement decisions for the Essure procedure from most private insurers and 37 of the 51

Medicaid programs in the United States. We intend to continue our effort to educate payers of the cost-effectiveness of our product and to establish further programs to help physicians to navigate reimbursement issues.

The Essure procedure

An Essure micro-insert is deployed into each of the woman’s fallopian tubes using a hysteroscope. Using the hysteroscope for guidance, the delivery catheter is guided through the uterus and the opening of the fallopian tube. Once the physician has properly positioned the delivery system in the fallopian tube, the physician releases the micro-insert. When released, the micro-insert automatically expands to the contours of the fallopian tube. Over a three-month time frame, the polyester fibers within the micro-insert elicit a localized, benign tissue in-growth that occludes, or blocks, the fallopian tubes, thereby preventing pregnancy. During this time period, the woman must use another form of birth control while tissue in-growth occurs. At 90 days following the procedure, the patient completes a follow-up examination called a hysterosalpingogram, or HSG, which can determine whether the device was placed successfully and whether the fallopian tubes are occluded.

We believe that the Essure system and procedure represent an attractive alternative to tubal ligation and temporary methods of birth control for patients, physicians, hospitals, and payers. Laparoscopic tubal ligation and tubal ligation by laparotomy typically involve abdominal incisions and/or punctures, general or regional anesthesia, an overnight hospital stay, four to ten days of normal recovery time and the risks associated with an incisional procedure. In contrast, the Essure procedure does not require cutting or penetrating the abdomen, which lowers the likelihood of post-operative pain due to the incisions or punctures. Furthermore, the Essure procedure can be performed in an outpatient setting without general or regional anesthesia and without the need for an overnight hospital stay. In addition, the actual procedure and recovery time is less than that for tubal ligation. For instance, in the Pivotal trial of the Essure system, the total procedure time averaged 35 minutes, with an average of 13 minutes of hysteroscopic time to place the Essure micro-insert. Following the procedure, a patient is typically discharged in approximately 45 minutes and can typically return to regular activities the next day. Also, the Essure system is effective without drugs or hormones and eliminates the recurring management of contraception usage as compared to temporary birth control methods, such as oral contraceptives, implants and injectables. For physicians, the Essure procedure is a short and relatively easily performed procedure. In addition, the Essure procedure eliminates liability risks associated with incisions and use of general and regional anesthesia. Moreover, the procedure can be performed in the convenience of the physician’s own office. For the hospital, the Essure procedure allows for the more cost effective utilization of facilities as compared with tubal ligation. Finally, payers are able to experience cost reductions resulting from the elimination of overhead and procedural costs related to anesthesia, the use of an operating room, and post-operative hospital stays associated with tubal ligations. Also, payers benefit from the potential to reduce unplanned pregnancies which are costly to payers.

We require that a hospital have at least one physician preceptored for generally between 3 and 5 cases by a certified trainer before being able to perform the procedure independently. As of September 30, 2006, we had a total of 4,157 doctors in the United States that have either completed or are in the process of completing preceptorship. This represents an increase of 1,275 physicians over the number of physicians at December 31, 2005 and an increase of 1,626 physicians over the number of physicians at September 30, 2005. The level of sales for the Essure system, particularly in this early period of adoption, is highly dependent on the number of physicians trained to perform the procedure.

Effectiveness of the Essure system

In July 2005, we received approval from the FDA to extend effectiveness data on the Essure product labeling. The Premarket Approval, or PMA, supplement filed in January 2005 supports an extension of the effectiveness rate of the Essure system to 99.80% after four years and 99.74% after five years of follow-up, from the previously approved 99.80% at three years. The five-year effectiveness was demonstrated in a small portion of the women undergoing clinical studies. Five year follow up of all patients in clinical trials is ongoing. In November 2005, we filed a PMA supplement with the FDA in order to obtain approval to modify the Essure Physician and Patient labeling to reflect a 94.6% first procedure bilateral placement rate based on results of the post-approval study. In October 2006, we received such approval from the FDA.

OUR STRATEGY

The Essure system is a novel product in the contraception market, which is dominated by procedures that are well established among physicians and patients and are routinely taught to new physicians. As a result, we believe that recommendations and endorsements by physicians will be essential for market acceptance of our product. Physicians are traditionally slow to adopt new products and treatment practices, partly because of perceived liability risks. Our goal is to have the Essure procedure become the gold standard for permanent birth control. The key elements of our strategy include:

•                                         Continue to expand our field sales force, reduce the size of our sales territories, and increase our channels of distribution so as to increase our call frequency on physicians;

•                                         Increase the number of physicians entering preceptorship and attaining certification in the Essure procedure;

•                                         Continue to facilitate the movement of the Essure procedure to the office environment;

•                                         Increase patient awareness, so as to increase the number of women that will ask for information about the Essure procedure;

•                                         Continue to obtain favorable coverage decisions from payers representing the private paying and state-paying Medicaid systems;

•                                         Aid in the implementation of the CPT code and payment schedule at all of the payers that have given a coverage decision;

•                                         Continue to make improvements to the Essure system in both ease of use and clinical performance; and

•                                         Develop a lower cost next generation device.

RISK FACTORS

We are presently a one-product company and if our product fails to gain market acceptance, our business will suffer.

Notwithstanding FDA approval to market the Essure system in November 2002, the Essure system is a novel product compared to other products in the contraception market, which is dominated by procedures that are well established among physicians and patients and are routinely taught to new physicians. As a result, we believe that recommendations and endorsements by physicians will be essential for market acceptance of our product. We do not know whether physicians and patients will accept our product or whether we will be able to obtain their recommendations or endorsements in sufficient amounts to be profitable. We believe that physicians will not use a product unless they determine, based on clinical data and other factors, that it is an attractive alternative to other means of contraception and that it offers clinical utility in a cost-effective manner. Physicians are traditionally slow to adopt new products and treatment practices, partly because of perceived liability risks. We are dependent on the Essure system, which is currently our only commercial product. If the Essure system does not achieve significant market acceptance among physicians, patients and healthcare payers, even if reimbursement levels are sufficient and necessary U.S. and international regulatory approvals are maintained, we may never achieve significant revenues or profitability.

We have a limited history of operation with the Essure system and since inception, have had a negative cash flow from operations and incurred operating losses. We expect to incur operating losses for the foreseeable future and we may never achieve or maintain profitability.

We have a limited history of operation with the Essure system and since our inception in 1992, we have had a negative cash flow from operations and have incurred operating losses, including operating losses of $22.7 million in the fiscal year 2005, $26.6 million in fiscal 2004 and $40.2 million in fiscal 2003. Our operating loss for the nine months ended September 30, 2006 was $15.5 million. We expect to continue to incur significant operating expenses and net losses as we continue sales and marketing efforts in the United States. Our net loss will continue until sufficient revenues can be generated to offset these expenses. These losses have caused and will cause our stockholders’ equity and net current assets to decrease. We may not be able to generate these revenues, and we may never achieve profitability. Our failure to achieve and sustain profitability would negatively impact the market price of our common stock.

If the effectiveness and safety of our product are not supported by long-term data, we may not achieve market acceptance and we could be subject to liability.

In September 2005, we received FDA approval to terminate our post-approval study with physicians newly trained in performing the Essure procedure due to the positive placement data obtained to date. The purpose of the post-approval study, required by FDA as a condition of the November 2002 approval of the Essure system, was to determine the rate of successful bilateral placements of the Essure micro-inserts at first attempt with a large number of newly trained physicians who were not part of the previous clinical studies. Although treatment of the total number of patients required by FDA had not been completed, the data obtained provided us with the ability to request an early termination of the study. Because of the FDA ruling, the PMA Supplement submitted in March 2005 has been re-classified as a Final Report. The results of the post-approval study demonstrated an improvement in placement rates from those obtained in the pivotal study. In November 2005, we filed a PMA supplement with the FDA in order to obtain approval to modify the Essure Physician and Patient labeling to reflect a 94.6% first procedure bilateral placement rate based on results of the post-approval study. In October 2006, we received such approval from the FDA.

Nevertheless, the long-term results of using the Essure device will not be available for several years. If long-term studies or clinical experience indicate that the Essure system is less effective or less safe than our current data suggest, we may not achieve or sustain market acceptance and/or we could be subject to significant liability.

Our advertising campaigns may not be successful.

Our advertising programs, which are aimed at increasing consumer awareness for our product, are generally expensive and may have limited success, if any. We have recently increased the number and extent of these advertising programs to make more women aware of the Essure procedure. Such campaigns require consumers to make contact with an Essure trained physician, often involving a referral from their primary care physician, and to then be provided information regarding birth control options by the physician, be pre-authorized for insurance reimbursement and then be scheduled for the procedure. Many of these steps are not within our control, and the programs may not result in revenue generation commensurate with their costs.

If we fail to manage any expansion or acquisition, our business could be impaired.

We may in the future acquire one or more technologies, products or companies that complement our business. We may not be able to effectively integrate these into our business and any such acquisition could bring additional risks, exposures and challenges to our company. In addition, acquisitions may dilute our earnings per share, disrupt our ongoing business, distract our management and employees, increase our expenses, subject us to liabilities and increase our risk of litigation, all of which could harm our business. If we use cash to acquire technologies, products or companies, it may divert resources otherwise available for other purposes. If we use our common stock to acquire technologies, products or companies, our stockholders may experience substantial dilution. If we fail to manage any expansion or acquisition, our business could be impaired.

We face intense competition, and if we are unable to compete effectively, demand for the Essure system may be reduced.

The medical device industry is highly competitive and is characterized by rapid and significant technological change. The length of time required for product development and regulatory approval plays an important role in a company’s competitive position. As we commercialize Essure, we expect to compete with:

•                                         other methods of permanent contraception, in particular tubal ligation;

•                                         other methods of non-permanent contraception, including devices such as intrauterine devices, or IUDs, vaginal rings, condoms and prescription drugs such as the birth control pill, injectable and implantable contraceptives and patches; and

•                                         other companies that may develop permanent contraception devices that are similar to or otherwise compete with the Essure system.

We are aware of a company that is in the clinical stages of development for non-incisional permanent contraception devices. In addition, new competition and products may arise due to mergers or acquisitions completed by others. Our competitors may be acquired by companies with greater corporate, financial, operational, sales and marketing resources, and more experience in research and development than we have. We cannot assure you that our competitors will not succeed in developing or marketing technologies or products that may render the Essure system obsolete or noncompetitive or reduce demand for the Essure system. For example, a December 2006 press report linked a decline in the price of our common stock with the announcement that a competitor had asked the FDA to approve its permanent birth control product. That press report also discussed the potential acquisition of that competitor by well capitalized medical device companies. We may not have the financial resources, technical expertise, marketing, distribution or support capabilities to compete successfully in the future.

Our financial guidance is subject to change and does not present all information necessary for an understanding of our financial performance.

Our financial guidance is subject to change and does not present all information necessary for an understanding of our financial performance. The full year 2006 financial results are currently being audited by our independent registered public accounting firm. Our completion of our 2006 financial statements, and the related audit of these financial statements, could result in changes to our financial guidance released on February 5, 2007. You should carefully consider these qualifications in evaluating our financial guidance.

We, our contract manufacturer and our subcontractors may not meet regulatory quality standards applicable to our manufacturing processes, which could have an adverse effect on our business.

As a medical device manufacturer, we are required to register with the FDA and are subject to periodic inspection by the FDA for compliance with the FDA’s Quality System Regulation (QSR) requirements, which require manufacturers of medical devices to adhere to certain good manufacturing practice regulations, including testing, quality control and documentation procedures. In addition, the federal Medical Device Reporting regulations require us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. Our contract manufacturer, component suppliers and other subcontractors are also required to meet certain standards applicable to their manufacturing processes.

In April 2004, we received FDA approval to begin manufacturing the Essure product at Accellent, Inc., or Accellent, formerly named Venusa, our third-party subcontractor located in Mexico. We transitioned almost all of our internal manufacturing operations to Accellent by the end of 2004 to manufacture the components and assemble our product. Similarly, we have subcontracted with Sterigenics International to handle the sterilization of our products. We cannot assure you that we, our contract manufacturer, component suppliers or other subcontractors will be able to maintain compliance with all regulatory requirements. The failure by us or contract manufacturer, component suppliers or other subcontractors to achieve or maintain compliance with these requirements or quality standards may disrupt our ability to supply products sufficient to meet demand until compliance is achieved or, in the case of our contract manufacturer, component supplier or subcontractor, until a new manufacturer, supplier or subcontractor has been identified and evaluated. In addition, our failure to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could harm our business. Furthermore, we cannot assure you that if we find it necessary to engage new manufacturers, suppliers or subcontractors to satisfy our business requirements, that we will be able to locate new manufacturers, suppliers or contractors who are in compliance with regulatory requirements. Our failure to do so could have a material adverse effect on our business.

We may experience disruption in supply due to our dependence on our contract manufacturers to supply our commercial product requirements and our inability to obtain suppliers of certain components for our products.

Our suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunctions, labor shortages or environmental factors. In addition, we and our third party manufacturer purchase both raw materials used in our product and finished goods from various suppliers, and we rely on a single source supplier for certain components of our product. Although we anticipate that we have adequate sources of supply and/or inventory of these components to handle our production needs for the foreseeable future, if we or our contract manufacturer are unable to secure on a timely basis sufficient quantities of the materials we depend on to manufacture our products, if we encounter delays or contractual or other difficulties in our relationships with these suppliers, or if we cannot find suppliers at an acceptable cost, then the manufacture of our products may be disrupted, which could increase our costs and have a material adverse effect on our business.

Our agreements and contracts entered into with partners and other third parties may not be successful.

We signed in the past and may pursue in the future contracts and agreements with third parties that would assist our marketing, manufacturing, selling and distribution efforts. For example, in January 2004, we completed the sale of our wholly-owned French subsidiary for a nominal amount to an investor group comprised of our former French management team, and signed a long-term exclusive distribution agreement for the Essure device with the acquiring group, Conceptus SAS, for certain markets. The sale agreement includes a long-term call option that is intended to enable us to repurchase Conceptus SAS. We and Conceptus SAS are contemplating entering into an amendment to the call option that would prohibit us from exercising the option in 2007 and, subject to satisfaction of certain conditions, require us to exercise the option in 2008. In addition, the proposed amendment would revise product pricing. In addition, in January 2005, we decided to market and sell our product in Australia through a third party distributor and closed down our direct operations. We cannot assure you that these agreements or arrangements or any others entered into in the future will be successful.

Government or third party reimbursement for the Essure procedure may not be available or may be inadequate, which would limit our future product revenues and delay or prevent our profitability.

Market acceptance of the Essure system in the United States and in international markets will depend in part upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement systems in international markets vary significantly by country and sometimes by region, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government-managed health care systems that determine reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Regardless of the type of reimbursement system, we believe that physician advocacy of our product will be required to obtain reimbursement.

Availability and extent of continued reimbursement will depend, at least in part, on the clinical and cost effectiveness of our product. We cannot assure you that reimbursement for our product will continue to be available in the United States or in international markets under either government or private reimbursement systems, or that physicians will support and advocate reimbursement for use of our product for all indications intended by us. In February 2006, The Centers for Medicare and Medicaid Services, or CMS, published a proposed rule that would impact a wide variety of medical procedures. In that proposed rule, the physician global fee for the Essure procedure was proposed to be reduced over a 4-year period by a total of 26%. In its final rule for 2007, published in November 2006, the CMS reduced the physician global fee for the Essure procedure from $2,095 to $1,940. At the same time, the final rule for 2007 increased outpatient hospital payments and we were able to separately secure an increase in reimbursement for the Essure procedure for the ambulatory surgery channel. We have also had reimbursement reductions in France and have had coverage declined in Australia. We may be unable to obtain or maintain reimbursement in any country within a particular time frame, for a particular amount, or at all, which would limit our future product revenues and delay or prevent our profitability.

We may not maintain regulatory approvals for the Essure system, which would delay or prevent us from generating product revenues, and would harm our business and force us to curtail or cease operations.

Numerous government authorities, both in the United States and internationally, regulate the manufacture and sale of medical devices, including the Essure system. In the United States, the principal regulatory authorities are the FDA and corresponding state agencies, such as the California Department of Health Services. The process of obtaining and maintaining required regulatory clearances is lengthy, expensive and uncertain.

We have received FDA approval to market the Essure system in the United States. If we lose that approval or fail to comply with existing or future regulatory requirements, it would delay or prevent us from generating further product revenues.

Sales of medical devices outside of the United States are subject to international regulatory requirements that vary widely from country to country. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ significantly from FDA requirements. Many countries in which we currently market or intend to market the Essure system either do not currently regulate medical devices or have minimal registration requirements; however, these countries may develop more extensive regulations in the future, which could delay or prevent us from marketing the Essure system in these countries.

The FDA and certain foreign regulatory authorities impose numerous requirements with which medical device manufacturers must comply in order to maintain regulatory approvals. FDA enforcement policy strictly prohibits the promotion of approved medical devices for uses other than those for which the device is specifically approved by the FDA. We are required to adhere to applicable FDA regulations, such as QSR, and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with QSR and other applicable regulatory requirements are monitored through periodic inspections by federal and state agencies, including the FDA and the California Department of Health Services, and by comparable agencies in other countries.

If we fail to comply with applicable regulatory requirements, we may be subject to, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of approvals and criminal prosecution, any of which could negatively impact our business.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and, if we are unable to fully comply with such laws, could face substantial penalties.

Our operations may be directly or indirectly affected by various broad state and federal healthcare fraud and abuse laws. Such laws include the federal Anti-Kickback Statute and related state anti-kickback laws, which prohibit any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, to induce or reward either the referral of an individual, or the furnishing, purchasing, leasing or ordering of, or arranging for or recommending the furnishing, purchasing, leasing or ordering of an item or service, for which payment may be made under federal healthcare programs, such as Medicaid programs. The federal Stark law and self-referral prohibitions under analogous state laws restrict referrals by physicians and, in some instances, other healthcare providers, practitioners and professionals, to entities with which they have indirect or direct financial relationships for furnishing of designated health services. These healthcare fraud and abuse laws are subject to evolving interpretations by various state and federal enforcement and regulatory authorities. Under current interpretations of the federal false claims act and certain similar state laws, some of these laws may also be subject to enforcement in a qui tam lawsuit brought by a private party “whistleblower,” with or without the intervention of the government.

If our past or present operations are found to be in violation of these laws and not protected under a statutory exception or regulatory safe harbor provision to the applicable fraud and abuse laws, we, our officers or our employees may be subject to civil or criminal penalties, including large monetary penalties, damages, fines, imprisonment and exclusion from federal healthcare program participation, including the exclusion of our products from use in treatment of Medicaid or other federal healthcare program patients. If federal or state investigations or enforcement actions were to occur, our business and financial condition would be harmed.

Our intellectual property rights may not provide meaningful commercial protection for our product, which could enable third parties to use our technology, or very similar technology, and could impair our ability to compete in the market.

We rely on patent, copyright, trade secret and trademark laws to limit the ability of others to compete with us using the same or similar technology in the United States and other countries. However, as described below, these laws afford only limited protection and may not adequately protect our rights to the extent necessary to sustain any competitive advantage we may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of rules and methods for defending intellectual property rights.

We will be able to protect our technology from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent positions of companies developing medical devices, including our patent position, generally are uncertain and involve complex legal and factual questions concerning the enforceability of such patents against alleged infringement. Recent judicial decisions have established new case law and a reinterpretation of previous patent case law, and consequently we cannot assure you that historical legal standards surrounding the questions of infringement and validity will be applied in future cases. In addition, legislation may be pending in U.S. Congress that, if enacted in its present form, may limit the ability of medical device manufacturers in the future to obtain patents on surgical and medical procedures that are not performed by, or as a part of, devices or compositions that are themselves patentable. Our ability to protect our proprietary methods and procedures may be compromised by the enactment of this legislation or any other limitation or reduction in the patentability of medical and surgical methods and procedures. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may therefore diminish the value of our intellectual property.

We own, or control through licenses, a variety of issued patents and pending patent applications. However, the patents on which we rely may be challenged and invalidated, and our patent applications may not result in issued patents. Moreover, our patents and patent applications may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. We also face the risk that others may independently develop similar or alternative technologies or design around our patented technologies.

We have taken security measures to protect our proprietary information, especially proprietary information that is not covered by patents or patent applications. These measures, however, may not provide adequate protection of our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants could still disclose our proprietary information and we may not be able to protect our trade secrets in a meaningful way. If we lose any employees, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees despite the existence of a nondisclosure and confidentiality agreement and other contractual restrictions designed and intended to protect our proprietary technology. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

Our ability to compete effectively will depend substantially on our ability to develop and maintain proprietary aspects of our technology. Our issued patents, any future patents that may be issued as a result of our U.S. or foreign patent applications, or the patents under which we have license rights may not offer any degree of protection against competitive products. Any patents that may be issued or licensed to us or any of our patent applications could be challenged, invalidated or circumvented in the future.

If we cannot operate our business without infringing third-party intellectual property rights, our prospects will suffer.

Our success will depend in part on our ability to operate without infringing or misappropriating the proprietary rights of others. We may be exposed to future litigation by third parties based on claims that our product infringes the intellectual property rights of others. There are numerous issued patents in the medical device industry and, as described in the next risk factor, the validity and breadth of medical device patents involve complex legal and factual questions for which important legal principles remain unresolved. Our competitors may assert that our product and the methods we employ may be covered by U.S. or foreign patents held by them. In addition, because patent applications can take many years to issue, there may be currently pending patent applications of which we are unaware that may later result in issued patents that our product may infringe. There could also be existing patents of which we are unaware that our product may inadvertently infringe. If we lose a patent infringement lawsuit, we could be prevented from selling our product unless we can obtain a license to use technology or ideas covered by that patent or are able to redesign the product to avoid infringement. A license may not be available to us on terms acceptable to us, or at all, and we may not be able to redesign our product to avoid any infringement. If we are not successful in obtaining a license or redesigning our product, we may be unable to sell our product and our business would suffer.

We have been, and may be in the future, a party to patent litigation, which could be expensive and divert our management’s attention.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the industry have used intellectual property litigation to gain a competitive advantage. We may become a party to patent infringement claims and litigation or interference proceedings declared by the U.S. Patent and Trademark Office, or PTO, to determine the priority of inventions. The defense and prosecution of these matters are both costly and time consuming. We may need to commence proceedings against others to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. These proceedings would result in substantial expense to us and significant diversion of effort by our technical and management personnel.

We were involved in a patent infringement suit with a third party, Ovion, Inc., or Ovion, which is now a subsidiary of American Medical Systems, or AMS, concerning two patents that it owns. Ovion indicated that it believed that the claims of these patents cover the Essure system and its use. On October 22, 2003, we entered into a settlement agreement with Ovion pursuant to which we received a sole, worldwide license to Ovion’s patent rights relative to the current design of the Essure system, and Ovion may not grant any additional such licenses to other parties. The settlement agreement provided for the payment of a royalty to Ovion that will be equal to 3.25% of the cumulative net sales of the Essure system in excess of $75.0 million for a period of no longer than ten years. In addition, the settlement agreement provided for a cash payment of $2.0 million in the fourth quarter of 2003 as a prepaid royalty, and a license fee of $2.0 million payable in our common stock in equal installments in the first and second quarters of 2004. Ovion was not granted any rights to our intellectual property pursuant to the settlement agreement. The settlement agreement was approved by the U.S. District Court for the Northern District of California on November 4, 2003.

Although we have reached a settlement agreement with Ovion, we believe that Conceptus is the true owner of certain subject matter claimed in some of Ovion’s patents and applications and we have requested that the PTO declare an interference. An interference is a proceeding within the PTO to determine which party was the first to invent, and which party is thereby entitled to ownership of the claimed subject matter. We do not know whether the PTO will declare an interference, whether we invented the claimed subject matter prior to Ovion’s date of invention, or whether we will prevail in an interference proceeding if it is declared by the PTO. If the PTO decides an interference in our favor and we are found to have priority of invention, we may avoid having to pay Ovion future royalties on the sales of our product.

In addition, we have corresponded with AMS and Adiana, Inc. and brought to their attention certain patents owned by us. To the extent that either of these companies or others commercialize future products that we believe infringe our patents, a dispute regarding the infringement of our patents may result.

An adverse determination in litigation or interference proceedings to which we are or may become a party could subject us to significant liabilities to third parties, require us to seek licenses from third parties, or result in the loss of patent coverage. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling the Essure system.

One of the patents included in our license from Target Therapeutics, a division of Boston Scientific Corporation, has been the subject of reexamination proceedings in the PTO and an infringement lawsuit by Target Therapeutics. We are not a party to this lawsuit. The patent is directed to variable stiffness catheters for use with guidewires, as might be used in our future products. Although the PTO reaffirmed the patent with amended claims and the lawsuit was settled, the patent could be challenged or invalidated in the future. If this patent is invalidated, our ability to prevent others from using this proprietary technology would be compromised.

Our future liquidity and capital requirements are uncertain.

As we commercialize the Essure system on a wide-scale basis, we may require additional financing and therefore may in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants and interest expenses that will affect our financial results. Additional funding may not be available when needed or on terms acceptable to us. If we are unable to obtain additional capital, we may be required to delay, reduce the scope of or eliminate our selling and marketing activities. Our future liquidity and capital requirements will depend upon many factors, including, among others:

•                                          the rate of product adoption by doctors and patients;

•                                          obtaining government and third-party reimbursement for the Essure procedure;

•                                          the liquidity of private insurance systems, as well as the timeliness of payments of government-management reimbursement systems;

•                                          our ability to improve our days sales outstanding;

•                                          the resources devoted to increasing manufacturing capacity to meet commercial demands;

•                                          our ability to reduce our cost of sales;

•                                          the resources devoted to developing and conducting sales and marketing and distribution programs;

•                                          the progress and cost of product development programs; and

•                                          the potential requirement to make royalty payments subject to the Ovion-Conceptus settlement agreement.

Health care reform may limit our return on our product.

The levels of revenue and profitability of medical device companies may be affected by the efforts of government and third party payers to contain or reduce the costs of health care through various means. In the United States, there have been, and we expect that there will continue to be, a number of federal, state and private proposals to control health care costs. These proposals may contain measures intended to control public and private spending on health care, as well as to provide universal public access to the health care system. If enacted, these proposals may result in a substantial restructuring of the health care delivery system. Significant changes in the health care system in the United States are likely to have a substantial impact over time on the manner in which we conduct our business and could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to product liability claims, and we have only limited insurance coverage.

The manufacture and sale of medical products involve an inherent risk of exposure to product liability claims and product recalls. We currently maintain product liability insurance with coverage limits of $10.0 million per occurrence and an annual aggregate maximum of $10.0 million, which we believe is comparable to that maintained by other companies of similar size serving similar markets. However, we cannot assure you that product liability claims in connection with clinical trials or commercial sales of the Essure system will not exceed such insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, or at all. Insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage, or a recall of our product, could cause our stock price to fall.

We may not be able to attract and retain additional key management, sales and marketing and technical personnel or we may lose existing key management, sales and marketing or technical personnel, which may delay our development and marketing efforts.

We depend on a number of key management, sales and marketing and technical personnel. The loss of the services of one or more key employees could delay the achievement of our development and marketing objectives. Our success will also depend on our ability to attract and retain additional highly qualified management, sales and marketing and technical personnel to meet our growth goals. We face intense competition for qualified personnel, many of whom are often subject to competing employment offers, and we do not know whether we will be able to attract and retain such personnel.

We are required to recognize expense for stock-based compensation related to employee stock options and other share-based payment awards, and we cannot assure you that the expense that we are required to recognize measures accurately the value of our share-based payment awards, and the recognition of this expense could cause the trading price of our common stock to decline.

Medical technology companies like ours have a history of using broad based employee stock option programs to hire, incentivize and retain our workforce in a competitive marketplace. Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) established accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award which is computed using the Black-Scholes option valuation model, and is recognized as expense over the employee requisite service period. We previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation.” The adoption of SFAS No. 123(R) had a significant impact on our consolidated statement of operations for 2006 as we were required to expense the fair value of our stock options rather than disclosing the impact on our consolidated result of operations within our footnotes in accordance with the disclosure provisions of SFAS No. 123. The application of SFAS 123(R) requires the use of an option-pricing model to determine the fair value of share-based payment awards. This determination of fair value is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because our employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion the existing valuation models may not provide an accurate measure of the fair value of our employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS 123(R) and Staff Accounting Bulletin 107 using the Black-Scholes option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. As a result of the adoption of SFAS 123(R), beginning with fiscal 2006, our earnings were lower than they would have been had we not been required to adopt SFAS 123(R). This will continue to be the case for future periods. We cannot predict the effect that this adverse impact on our reported operating results will have on the trading price of our common stock. In addition, this could impact our ability to utilize broad based employee stock plans to reward employees and could result in a competitive disadvantage to us in the employee marketplace.

Future changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future. In July 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109,” or FIN 48, which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that we recognize in our financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN 48 on our financial position, cash flows, and results of operations. Changes to existing rules, including the adoption of FIN 48, or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

The fluctuation of our quarterly results may adversely affect the trading price of our common stock.

Our revenues and results of operations have in the past and may in the future vary from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

•                                          the extent to which the Essure system gains market acceptance;

•                                          the rate at which physicians are trained to perform the Essure procedure;

•                                          the timing of sales of our products and services;

•                                          the timing of recognizing revenue and deferred revenue under U.S. GAAP;

•                                          actions relating to reimbursement matters;

•                                          increases in sales and marketing, product development or administration expenses;

•                                          the rate at which we establish U.S. and international distribution or marketing partners and the degree of their success;

•                                          our ability to attain and maintain quality levels for our products;

•                                          introduction of competitive products; and

•                                          costs related to acquisitions of technology or businesses.

You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is likely that in some future quarters, our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

Provisions in our charter documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

Protections against unsolicited takeovers in our rights plan, charter and bylaws may reduce or eliminate our stockholders’ ability to resell their shares at a premium over market price. We have a stockholders rights plan which expires on February 27, 2007; however, we currently expect to adopt a new rights plan upon such expiration. Our current rights plan and the new rights plan may prevent an unsolicited change of control of our company. Our current rights plan and the new rights plan may adversely affect the market price of our common stock or the ability of stockholders to participate in a transaction in which they might otherwise receive a premium for their shares. In addition, the issuance of preferred stock or common stock upon exercise of rights issued under these plans could dilute the voting, liquidation and other economic rights of our stockholders and make it more difficult for a third party to acquire us.

Our charter and bylaws contain provisions relating to issuance of preferred stock, special meetings of stockholders and advance notification procedures for stockholder proposals that could have the effect of discouraging, delaying or preventing an unsolicited change in the control of our company. Our charter provides for our board of directors to be divided into three classes of directors, serving staggered three-year terms. The classified board provision could have the effect of discouraging a third party from making a tender offer or attempting to obtain control of us.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, unless certain conditions are met. Section 203 may discourage, delay or prevent an acquisition of our company even at a price our stockholders may find attractive.

Forward-Looking Statements.  This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those terms and other comparable terminology. These statements reflect only management’s current expectations.  Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this report are set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as may be updated from time to time by our future filings under the Securities Exchange Act.  If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press release dated February 5, 2007 updating guidance.
99.2	Press release dated February 5, 2007 announcing proposed offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer
and Chief Financial Officer

Dated:  February 6, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated February 5, 2007 updating guidance.
99.2	Press release dated February 5, 2007 announcing pricing of offering.